Exhibit 99.1

Forest Laboratories, Inc. Announces Additional Accelerated Share Repurchase

NEW YORK, August 15, 2011 -- Forest Laboratories, Inc. (NYSE: FRX) announced today that it has entered into an agreement with Morgan Stanley & Co. Incorporated to repurchase an additional $350 million of its common shares under an accelerated share repurchase program. Forest will acquire these common shares under the Board authorized fifty million share repurchase program announced on May 18, 2010.

The specific number of shares to be repurchased will be determined by the discounted volume-weighted average price of the stock during the term of the agreement, subject to collar provisions that establish the minimum and maximum price. The transaction is expected to be completed no later than the quarter ending September 30, 2012.  All of the purchased shares will be retired. Prior to issuance of this press release, no trading activity occurred in the public market related to this accelerated share repurchase transaction.

“We are pleased to announce this additional share repurchase transaction.  We believe this is an opportune time for such a purchase based on market conditions and our cash balances in the United States, which enable us to return capital to shareholders while maintaining our commitment to new business development activities,” said Howard Solomon, Chairman, Chief Executive Officer and President of Forest.  “This purchase is in addition to the $500 million stock repurchase transaction that we executed in June, and the $4.4 billion of capital that we already have returned to shareholders through repurchases over the past five years.”

About Forest Laboratories

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company's pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

SOURCE: Forest Laboratories, Inc.

Forest Laboratories, Inc.
Frank J. Murdolo, 212-224-6714
Vice President - Investor Relations
Frank.Murdolo@frx.com